Exhibit 99.1

Prothena Reports Third Quarter 2018 Financial Results and Provides R&D Update

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Net cash used in operating and investing activities was $33.7 million in the third quarter and $7.5 million in the first nine months of 2018; quarter-end cash and restricted cash position of $455.6 million provides funding to advance neuroscience pipeline

DUBLIN, Ireland – November 6, 2018 – Prothena Corporation plc (NASDAQ:PRTA), a clinical-stage neuroscience company, today reported financial results for the third quarter and first nine months of 2018. In addition, the Company provided an update on its R&D programs.

“We continue to focus on advancing our neuroscience pipeline of investigational therapeutics for a number of diseases, and continue to make progress across our proprietary programs as well as our collaboration programs with Roche and Celgene,” said Gene Kinney, PhD, President and Chief Executive Officer of Prothena. “We are encouraged that other therapeutics for ATTR amyloidosis have demonstrated benefit to patients by impacting the biological pathway leading to the formation of amyloid deposits, and we look forward to analyzing data from our PRX004 program which we expect will offer insights on a mechanism targeting the misfolded, pathogenic form of the TTR protein. Our Phase 1 study of PRX004 and the Phase 2 PASADENA study of prasinezumab (PRX002/RG7935) remain on track for initial data in 2019 and 2020, respectively.”

Recent Developments and Upcoming Research and Development Milestones

Prasinezumab (PRX002/RG7935), a potential treatment for Parkinson’s disease, is a monoclonal antibody designed to target alpha-synuclein and is the focus of the worldwide collaboration with Roche

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The Phase 2 PASADENA study, which is being conducted by Roche and was initiated in the second quarter of 2017, continues to enroll patients with early Parkinson’s disease, and data from this study are expected in 2020

PRX004, a potential treatment for ATTR amyloidosis, is a monoclonal antibody designed to target and clear the pathogenic, misfolded forms of the TTR protein

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The Phase 1 study of PRX004, initiated in the second quarter of 2018, continues to enroll patients with ATTR amyloidosis, and pharmacodynamic data from the lower doses of this study are expected in 2019

Discovery Programs - Prothena is advancing a research pipeline of novel targets for a number of potential indications

•	The preclinical tau program, part of a worldwide collaboration with Celgene, is expected to initiate cell line development of a lead candidate in 2019

•	The preclinical Aβ (Amyloid beta) program is expected to initiate cell line development of a lead candidate in 2019

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Entered into a multi-target license and option agreement with Bioasis Technologies Inc. Under the agreement, Prothena will make an upfront payment of $1 million to Bioasis and will explore the application of Bioasis’s xB3 platform technology to increase the delivery of therapeutics across the blood-brain barrier (BBB) for neuroscience disorders. Prothena has the option to exercise exclusive worldwide rights to additional therapeutic products incorporating Bioasis’s BBB technology for neuroscience targets.

Third Quarter and First Nine Months of 2018 Financial Results

Prothena reported a net loss of $24.6 million and $133.2 million, for the third quarter and first nine months of 2018, respectively, which includes a restructuring credit of $3.2 million for the third quarter of 2018 and charges of $17.7 million in the first nine months of 2018 associated with the discontinuation of the NEOD001 program in April 2018, as compared to a net loss of $52.4 million and $105.5 million for the third quarter and first nine months of 2017, respectively. Net loss per share for the third quarter and first nine months of 2018 was $0.62 and $3.38, respectively, as compared to a net loss per share of $1.37 and $2.82 for the third quarter and first nine months of 2017, respectively.

Prothena reported total revenue from its collaboration with Roche of $0.3 million and $0.8 million for the third quarter and first nine months of 2018, respectively, as compared to total revenue of $0.2 million and $27.3 million for the third quarter and first nine months of 2017, respectively.

Research and development (R&D) expenses totaled $18.5 million and $84.7 million for the third quarter and first nine months of 2018, respectively, as compared to $41.3 million and $101.0 million for the third quarter and first nine months of 2017, respectively. The decrease in R&D expenses for the third quarter and first nine months of 2018 compared to third quarter and first nine months of 2017 was primarily due to lower product manufacturing expenses, and to a lesser extent lower clinical trial costs and lower personnel costs, offset in part by higher expenses associated with prasinezumab (PRX002/RG7935). R&D expenses included non-cash share-based compensation expense of $2.9 million and $7.7 million for the third quarter and first nine months of 2018, respectively, as compared to $2.8 million and $7.9 million for the third quarter and first nine months of 2017, respectively.

General and administrative (G&A) expenses totaled $9.2 million and $34.5 million for the third quarter and first nine months of 2018, respectively, as compared to $12.4 million and $34.2 million for third quarter and first nine months of 2017, respectively. The decrease in G&A expenses for the third quarter compared to the same period in the prior year was primarily due to lower personnel costs and to a lesser extent lower consulting expenses. G&A expenses increased slightly for the first nine months of 2018 compared to the first nine months of 2017 primarily due higher legal and accounting fees and higher personnel costs, offset in part by lower consulting expenses. Additionally, the first quarter of 2017 had the benefit of a $2.4 million reduction in G&A expenses related to the gain on our assignment of an operating lease with no corresponding gain in 2018. G&A expenses included non-cash share-based compensation expense of $4.2 million and $12.6 million for the third quarter and first nine months of 2018, respectively, as compared to $4.3 million and $11.5 million for the third quarter and first nine months of 2017, respectively.

Restructuring credit totaled $3.2 million for the third quarter of 2018 and restructuring charges totaled $17.7 million in the first nine months of 2018. The restructuring credit in the third quarter of 2018 was primarily the result of a benefit of $4.3 million from renegotiation of a commercial supply agreement. Restructuring costs included non-cash share-based compensation expense of $2.5 million for the first nine months of 2018 (recorded in the second quarter), with no corresponding amounts in the third quarters of 2017 and 2018, or in the first nine months of 2017.

Total non-cash share-based compensation expense was $7.0 million and $22.8 million for the third quarter and first nine months of 2018, respectively, as compared to $7.1 million and $19.4 million for the third quarter and first nine months of 2017, respectively.

As of September 30, 2018, Prothena had $455.6 million in cash, cash equivalents and restricted cash and no debt.

As of October 26, 2018, Prothena had approximately 39.9 million ordinary shares outstanding.

The Company continues to expect its 2018 net cash burn from operating and investing activities to be $40 to $50 million, which includes $110 million of cash provided by operating activities associated with the Celgene collaboration, and to end the year with approximately $421 million in cash (mid-point). The estimated 2018 net cash burn from operating and investing activities is primarily driven by an estimated net loss of $170 to $185 million, which includes an estimated $25 million of non-cash share-based compensation expense. The estimated 2018 net loss includes $80 to $85 million of operating expenses associated with NEOD001 and the Company’s reorganization, including research, development, manufacturing and pre-commercial expenses, severance costs and contract termination fees related to manufacturing obligations, and approximately $8 million of non-cash share-based compensation expense.

About Prothena

Prothena Corporation plc is a clinical-stage neuroscience company focused on the discovery and development of novel therapies with the potential to fundamentally change the course of progressive, life-threatening diseases. Fueled by its deep scientific understanding built over decades of neuroscience research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets including Parkinson’s disease and other related synucleinopathies (prasinezumab - PRX002/RG7935) and ATTR amyloidosis (PRX004), as well as tau, Aβ (Amyloid beta) and TDP-43 where its scientific understanding of disease pathology can be leveraged. For more information, please visit the Company's website at www.prothena.com and follow us on Twitter @ProthenaCorp.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our funding and our ability to advance our neuroscience pipeline; our ability to progress our proprietary and collaboration programs; whether data from our PRX004 program will offer insights on a mechanism targeting the misfolded, pathogenic form of the TTR protein; the expected timing of having data from our Phase 1 study of PRX004 and our Phase 2 study of prasinezumab (PRX002/RG7935); the expected timing of initiating cell line development of lead candidates from our preclinical tau and Aβ programs; our intention to explore Bioasis’s xB3 platform technology; our expected net cash burn from operating and investing activities for 2018 and cash balance at the end of 2018; and our estimated net loss, operating expenses and non-cash share-based compensation expense for 2018. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2018 and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Collaboration revenue	$255	$219	$761	$27,290
Total revenue	255	219	761	27,290
Operating expenses:
Research and development	18,515	41,315	84,673	101,045
General and administrative	9,235	12,438	34,456	34,182
Restructuring costs	(3,172)	—	17,732	—
Total operating expenses	24,578	53,753	136,861	135,227
Loss from operations	(24,323)	(53,534)	(136,100)	(107,937)
Other income (expense), net	726	(565)	1,895	(2,195)
Loss before income taxes	(23,597)	(54,099)	(134,205)	(110,132)
Provision for (benefit from) income taxes	962	(1,705)	(1,021)	(4,653)
Net loss	$(24,559)	$(52,394)	$(133,184)	$(105,479)
Basic and diluted net loss per share	$(0.62)	$(1.37)	$(3.38)	$(2.82)
Shares used to compute basic and diluted net loss per share	39,850	38,292	39,457	37,384

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$451,512	$417,620
Accounts receivable	—	240
Other current assets	5,396	8,467
Total current assets	456,908	426,327
Property and equipment, net	52,951	54,990
Restricted cash	4,056	4,056
Other assets	10,711	10,956
Total non-current assets	67,718	70,002
Total assets	$524,626	$496,329
Liabilities and Shareholders’ Equity
Accrued research and development	$5,950	$13,509
Restructuring liability	5,908	—
Other current liabilities	11,769	23,862
Total current liabilities	23,627	37,371
Deferred revenue	110,242	—
Other non-current liabilities	51,107	51,769
Total non-current liabilities	161,349	51,769
Total liabilities	184,976	89,140
Total shareholders’ equity	339,650	407,189
Total liabilities and shareholders’ equity	$524,626	$496,329

Media and Investor Contact:

Ellen Rose, Head of Communications
650-922-2405, ellen.rose@prothena.com